Exhibit 99.1

PRESS RELEASE

STEEL PARTNERS HOLDINGS L.P. MAKES PROPOSAL TO ACQUIRE REMAINING SHARES IT DOES NOT OWN OF HANDY & HARMAN LTD.

NEW YORK, New York – March 6, 2017 — Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP”), a diversified global holding company, announced today that it has submitted a proposal to the independent members of the board of directors of Handy & Harman Ltd. (NASDAQ(CM): HNH) (“HNH”), a diversified global industrial company, to acquire all of the outstanding shares of common stock of HNH not owned by SPLP or its subsidiaries for a price of $29.00 per share, or approximately $106.7 million of value.

SPLP currently owns approximately 70% of HNH’s outstanding shares. SPLP’s proposal contemplates that HNH’s stockholders (other than SPLP and its subsidiaries) would receive in total approximately $106.7 million in liquidation preference of SPLP’s 6.0% Series A preferred units that currently trade on the New York Stock Exchange.

The proposed transaction is subject to the approval of the board of directors of HNH and the negotiation and execution of mutually acceptable definitive transaction documents. SPLP’s proposal contemplates that a special committee of independent directors would be appointed by the board of directors of HNH to consider the proposal and make a recommendation to the board, and that SPLP will not move forward with the proposed transaction unless it results from such a process and is approved by such a special committee. In addition, the proposed transaction will be subject to a non-waivable condition requiring the approval of a majority of the outstanding shares of HNH not owned by SPLP or its affiliates, as well as other customary closing conditions. There can be no assurance that any of the foregoing approvals will be obtained, that a definitive agreement will be executed or that any transaction will be consummated.

Important Information

This press release is for informational purposes only and it is neither an offer to purchase or exchange nor a solicitation of an offer to sell or exchange shares of HNH’s common stock, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication relates to a proposal that SPLP has made for a business combination transaction with HNH. In furtherance of this proposal and subject to future developments, SPLP (and, if a negotiated transaction is agreed, HNH) may file documents relating to the proposed transaction with the United States Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any such document SPLP and/or HNH may file with the SEC in connection with the proposed transaction. HNH’s stockholders are strongly advised to read any such documents filed with the SEC carefully and in their entirety if and when they become available, as they may be amended from time to time, because they will contain important information about the proposed transaction that HNH’s stockholders should consider prior to making any decisions with respect to such proposed transaction. HNH’s stockholders will be able to obtain a free copy of any such documents filed with the SEC at the website maintained by the SEC at www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder. However, SPLP and/or HNH and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction. You can find information about SPLP’s directors and executive officers in SPLP’s definitive proxy statement for its 2016 annual meeting of limited partners, which was filed with the SEC on April 14, 2016. You can find information about HNH’s directors and executive officers in HNH’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 8, 2016. Additional information regarding the interests of such potential participants will be included in one or more documents relating to the proposed transaction filed with the SEC if and when they become available. Investors should read any such documents carefully if and when they become available before making any voting or investment decisions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release regarding the proposed transaction between SPLP and HNH, the expected timetable for completing any such transaction, future financial and operating results, benefits of the proposed transaction, future opportunities for SPLP’s and HNH’s businesses and any other statements by management of SPLP concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements.  Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based.  Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management, are forward-looking statements.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected.  Risks and uncertainties include the satisfaction of closing conditions for the proposed transaction; the possibility that the proposed transaction will not be completed, or if completed, not completed on a timely basis; the ability of SPLP to successfully integrate HNH’s business; and the risk that the expected benefits of the proposed transaction may not be realized or maintained.

SPLP cannot give any assurance that the proposed transaction will be completed or that any conditions to the proposed transaction will be satisfied. A further list and description of additional business risks, uncertainties and other factors can be found in SPLP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, HNH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other filings by SPLP and HNH with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov. Many of the factors that will determine the outcome of the proposed transaction are beyond SPLP’s ability to control or predict. SPLP does not undertake to update any forward-looking statements as a result of new information or future events or developments.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

For more information, contact:

PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com